Exhibit 99.1

Press Release dated February 28, 2003 re conference participation

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO (650) 614-5767	Philip Bourdillon/Gene Heller (310) 208-2550
Byron A. Scordelis, Sr. EVP and COO (650) 614-5751
FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND SANDLER O’NEILL

WEST COAST FINANCIAL SERVICES CONFERENCE

PALO ALTO, Calif., February 28, 2003—Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, today announced that Byron A. Scordelis, senior executive vice president and chief operating officer of the Company, will participate in a conference sponsored by Sandler O’Neill & Partners, L.P. on March 5, 2003 at 9:50 a.m. (Pacific Standard Time).

The conference will also be accessible on-demand through Sandler O’Neill’s website at http://www.sandleroneill.com by clicking on the “conference webcast” tab during the conference and for 30 days following the conference. Slides of Greater Bay Bancorp’s presentation will be accessible on this website and will be filed with the SEC on a Current Report on Form 8-K prior to the presentation.

Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation.

You may also listen to the conference by telephone by dialing (800) 239-8730 and referencing “Sandler O’Neill Conference.”

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

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